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                                                                     EXHIBIT 5.1

                   OPINION AND CONSENT OF MAYER, BROWN & PLATT

                                 April 5, 2001


The Ashton Technology Group, Inc.
1835 Market Street
Suite 420
Philadelphia, Pennsylvania 19103

Re: The Ashton Technology Group, Inc. - Registration Statement for Offering of 6,202,110 Shares of Common Stock

Ladies and Gentlemen:

     We are acting as special counsel to The Ashton Technology Group, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to 6,202,110 shares of its common stock, $.01 par value (the "Shares"), to be offered by the selling stockholders described in the Registration Statement (as defined below), pursuant to the Company's previous commitments to register such shares. To effect the registration, the Company is filing with the Securities and Exchange Commission (the "Commission") under the Securities Act a Registration Statement on Form S-2 (the "Registration Statement") relating to the Shares.

     We have examined originals or copies of (i) the Company's Certificate of Incorporation, as amended, (ii) the Securities Purchase Agreement, dated February 9, 2001, between the Company and Jameson Drive, LLC ("Jameson"), (iii) the Registration Rights Agreement, dated February 9, 2001, between Jameson and the Company (the Securities Purchase Agreement and the Registration Rights Agreement being the "Transactions Documents"), (iv) Warrant No. 1, dated February 9, 2001, issuable to Jameson (the "Warrant"), (v) the Registration Statement and (vi) such documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied on certificates of officers of the Company as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination and investigation, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

     Based upon the foregoing and subject to the limitations and assumptions set forth herein and having due regard for such legal considerations as we deem relevant, we are of the opinion (i) that the Shares to be issued to the selling stockholders have been duly and validly authorized and when issued and paid for in accordance with the terms of the Transactions Documents, for a consideration at least equal to the par value thereof, will be validly issued, fully paid and nonassessable, and (ii) that the Shares issuable upon the exercise of the Warrant have been duly and validly authorized, and when issued and paid for in accordance with the terms of the Warrant, will be validly issued, fully paid and nonassessable.
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     The foregoing opinion is based on and limited to the Delaware General
Corporation Law and the relevant law of the United States of America. We render no opinion with respect to the law of any other jurisdiction. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission promulgated thereunder.

                              Very truly yours,

                              /s/ Mayer, Brown & Platt
                              ------------------------

                              Mayer, Brown & Platt


MAYER, BROWN & PLATT
700 LOUISIANA, SUITE 3600
HOUSTON, TEXAS 77002